Exhibit 99.1

Delcath Systems, Inc. Announces the Sale of 5,000,000 Shares of Common Stock

NEW YORK, July 14, 2011 – Delcath Systems, Inc. (NASDAQ: DCTH) today announced the sale of 5,000,000 shares of its common stock pursuant to an underwriting agreement with Jefferies & Company, Inc. acting as the sole bookrunner.

The Company expects to use the net proceeds from the sale of the shares for general corporate purposes, including, but not limited to, commercialization of our products, obtaining regulatory approvals, funding of our clinical trials, capital expenditures and working capital. Closing of the offering is expected to occur on or about July 20, 2011, subject to customary closing conditions. In addition, the Company has granted the underwriter a 30-day option to purchase up to an additional 750,000 shares of common stock to cover over-allotments, if any.

The offering is being made pursuant to an effective shelf registration statement. Before you invest, you should read the base prospectus in such shelf registration statement, the prospectus supplement, when available, and other documents the Company has filed with the Securities and Exchange Commission for more complete information about the Company and this offering. The offering may be made only by means of a prospectus supplement and the accompanying prospectus, copies of which may be obtained by sending a request to the offices of Jefferies & Company, Inc., Attention: Syndicate Prospectus Department, 520 Madison Avenue, New York, New York 10022 or at (888) 449-2342. Alternatively, you may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov/.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities, nor shall there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Delcath Systems

Delcath Systems, Inc. is a development stage specialty pharmaceutical and medical device company focused on oncology. Delcath's proprietary system for chemosaturation is designed to administer high dose chemotherapy and other therapeutic agents to diseased organs or regions of the body, while controlling the systemic exposure of those agents. The Company's initial focus is on the treatment of primary and metastatic liver cancers. In 2010, Delcath concluded a Phase III metastatic melanoma study, and the Company recently completed a multi-arm Phase II trial to treat other liver cancers. The Company obtained authorization to affix a CE Mark for the Hepatic CHEMOSAT delivery system in April 2011. The Company has not yet received FDA approval for commercial sale of its system in the United States. For more information, please visit the Company's website at http://www.delcath.com/.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by the Company or on its behalf. This news release contains forward-looking statements, which are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to, uncertainties relating to the time required to build inventory and establish commercial operations in Europe, adoption, use and resulting sales, if any, for the Hepatic CHEMOSAT delivery system in the EEA, our ability to successfully commercialize the chemosaturation system and the potential of the chemosaturation system as a treatment for patients with terminal metastatic disease in the liver, acceptability of the Phase III clinical trial data by the FDA, our ability to address the issues raised in the Refusal to File letter received from the FDA and the timing of our re-submission of our NDA, re-submission and acceptance of the Company's NDA by the FDA, approval of the Company's NDA for the treatment of metastatic melanoma to the liver, adoption, use and resulting sales, if any, in the United States, approval of the current or future chemosaturation system for other indications, actions by the FDA or other foreign regulatory agencies, our ability to obtain reimbursement for the CHEMOSAT system, our ability to successfully enter into distribution and strategic partnership agreements in foreign markets and the corresponding revenue associated with such foreign markets, uncertainties regarding our ability to obtain financial and other resources for any research, development and commercialization activities, and uncertainties relating to the impact, if any, of being added to the Russell Microcap Index. These factors, and others, are discussed from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date they are made.

Contact Information:

Investor Contact:	Media Contact:
Doug Sherk/Gregory Gin	Janine McCargo
EVC Group	EVC Group
415-896-6818/646-445-4801	646-688-0425